Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-84054

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 19, 2002)

3,000,000 Shares

MICHAELS STORES, INC.

Common Stock

     This prospectus supplement supplements the prospectus dated March 19, 2002 of Michaels Stores, Inc. relating to 2,790,000 of the 3,000,000 shares of common stock, par value $.10 per share, of Michaels Stores, Inc. issuable by us upon exercise of options granted from time to time to eligible persons under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan and the subsequent offer and resale of such shares of common stock from time to time by selling stockholders or permitted transferees of such shares of common stock and an additional 210,000 shares of common stock issuable upon exercise of options previously granted or available for grant under the plan, the exercise of which are covered by other registration statements. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     This prospectus supplement restates in its entirety the information set forth under the caption “Resale of Shares; Selling Stockholders” in the prospectus.

The date of this prospectus supplement is June 23, 2004.

RESALE OF SHARES; SELLING STOCKHOLDERS

     The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares acquired by them upon the exercise of options. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of the close of business on June 17, 2004. 68,374,379 shares of common stock were issued and outstanding as of that date.

     We are unaware whether the selling stockholders listed below intend to exercise the options or sell the shares they may acquire upon exercise of options.

     In the future we may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon exercise of options pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect such changes as and when required by law.

	Common Stock			Common Stock
	Ownership Prior to Offering (1)		Number of Shares of Common Stock	Ownership After Offering (1)
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage
Charles J. Wyly, Jr. (2) Chairman of the Board of Directors	1,730,693	2.5%	87,500	1,643,193	2.4%
Sam Wyly (3) Vice Chairman of the Board of Directors	1,491,501	2.2%	87,500	1,404,001	2.0%
Richard E. Hanlon (4) Director	118,800	*	87,500	31,300	*
Richard C. Marcus (5) Director	94,500	*	87,500	7,000	*
Liz Minyard (6) Director	70,000	*	70,000	0	*
Cece Smith (7) Director	52,500	*	52,500	0	*

*	Less than 1% of class.

(1)	Percentages are based on 68,374,379 shares of common stock issued and outstanding as of the close of business on June 17, 2004.

(2)	Includes 500,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 1997 Stock Option Plan, 266,666 of which are presently exercisable, 66,667 of which become exercisable on July 31, 2004, 66,666 of which become exercisable on August 7, 2004, 33,334 of which become exercisable on each of August 7, 2005 and August 7, 2006, and 33,333 of which become exercisable on August 7, 2005; 380,205 shares held of record by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is a co-trustee); 555,284 shares held of record by family trusts of which Mr. Wyly is the trustee; 207,604 shares held of record by Shadywood USA, Ltd. (a limited partnership of which Mr. Wyly is a general partner). Also includes 87,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(3)	Includes 400,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 1997 Stock Option Plan, 283,332 of which are presently exercisable, 33,334 of which become exercisable on each of July 31, 2004 and August 7, 2005, 33,333 of which become exercisable on August 7, 2004, and 16,667 of which become exercisable on August 7, 2006; 200,000 shares held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general and limited partner); 149,572 shares held of record by family trusts of which Mr. Wyly is the trustee; 14,020 shares held of record by Mr. Wyly’s spouse. Also includes 87,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(4)	Includes 10,167 shares held of record by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee). Also includes 87,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(5)	Includes 87,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(6)	Includes 70,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

(7)	Includes 52,500 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable.

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